Exhibit 99.1

FOR IMMEDIATE RELEASE

IceWEB Issues Forward Looking Guidance

Provides Update on True North Federal Acquisition

Herndon, Virginia – November 29th, 2006 – IceWEB, Inc., www.iceweb.com (OTC BB: IWEB) a leading provider of Hosted Microsoft Exchange services, enterprise software and network security infrastructure services, announced today that it anticipates it’s sales for the Fiscal Year 2007 will be approximately $15,000,000 up from approximately $5,000,000 in FY-06.

John R. Signorello, Chairman and CEO of IceWEB, said, “Our sales momentum for Q1 FY-07 has picked up appreciably. Much of this growth is materializing as a direct byproduct of our renewed focus on the Federal Government marketplace. In keeping with that federal government focus, on November 2nd, 2006 IceWEB Inc. announced our acquisition of the assets of True North Solutions Federal Systems Group. The TNS group, which had 2005 sales to the Federal Government of approximately $28,000,000 was acquired for a cash purchase price of $350,000.” Signorello continued, “The terms of the acquisition allowed us to bring on key salespeople from that organization, their client database, and in-process sales opportunities. They have integrated seamlessly with our existing sales team and are already closing business.”

“Our booked revenue and in-progress business opportunity tracking lead us to believe that our FY-07 revenues should conservatively be in the area of $15,000,000. We also continue to gain traction with, and add customers to our IceMAIL Hosted Microsoft Exchange services offering. We expect this growth momentum to continue with these services, and will be announcing other optional paid services and industry partnerships that IceMAIL’s clientele will take advantage of thus further establishing the recurring revenue base that this monthly subscription service brings to the company.”

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About IceWEB

IceWEB, Inc. (OTC BB: IWEB), utilizes a hosted software services model that brings technologies normally reserved for large corporations to the small business customer. Small businesses can now have the benefits of these more advanced software systems for a low monthly subscription price instead of large up-front capital expenses. IceWEB also provides network infrastructure solutions services to our enterprise and Government customers with a specific focus on network security, authentication, and PKI encryption systems. Founded in 2000, IceWEB is headquartered in Herndon, VA, and serves customers in the public and private sectors. For more information, please visit http://www.IceWEB.com or http://www.IceMAIL.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

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